Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor/Media Contact:
Deborah Loeb Bohren
212-476-3552

WELLCHOICE, INC. REPORTS

SECOND QUARTER 2004 RESULTS

•	Second quarter 2004 net income of $65.4 million, or $0.78 per share which included a $0.07 per share tax benefit

•	Commercial managed care membership, excluding NYC and NYS PPO, increased by 178,000 members, or 7.7%, since year-end 2003

•	Reconfirms 2004 guidance for core commercial managed care membership growth in the range of 9 to 11% and total corporate membership growth in the range of 3 to 4%

•	Full-year 2004 earnings guidance raised to a range of $2.90 to $2.94 per diluted share which includes 2nd quarter income tax benefit, from a range of $2.81 to $2.85

New York, NY (July 22, 2004) — WellChoice, Inc. (NYSE: WC) today reported results for the second quarter ended June 30, 2004.

WellChoice reported net income for the second quarter 2004 of $65.4 million, or $0.78 per share and for the six months ended June 30, 2004 of $124.7 million, or $1.49 per share. Excluding a second quarter tax benefit, WellChoice net income for the second quarter 2004 was $59.7 million, or $0.71 per share, an increase of 20.3% over the prior year second quarter earnings of $0.59 per share, and for the six months ended June 30, 2004, was $119.0 million, or $1.42 per share, an increase of 22.4% over the prior year six months earnings of $1.16 per share.

“We are pleased with the financial performance and our membership growth for the second quarter and first half of 2004,” said Michael A. Stocker, M.D., President and Chief Executive Officer of WellChoice. “Moving forward we will continue to focus on profitable growth, providing our customers with consumer-focused products and services, delivering superior customer service, and building on our unique strengths that we believe will enhance our position in this competitive marketplace.”

“Our second quarter 2004 results met our expectations due to both solid enrollment growth and increased administrative efficiency,” said John W. Remshard, Senior Vice President and Chief Financial Officer of WellChoice. “Our strong second quarter performance indicates we are on track to reach our financial goals in 2004.”

Compared to December 31, 2003, enrollment in the Commercial Managed Care segment, excluding New York State and New York City PPO membership, increased by 7.7% as of June 30, 2004. Membership in the entire Commercial Managed Care segment increased by 4.6% to 4,294,000 since December 31, 2003. Membership in the Other Insurance Products and Services segment, which includes indemnity and individual products, declined by 9.6% since December 31, 2003. Total membership at June 30, 2004 was 4,880,000, an increase of 2.7% since December 31, 2003. Self-funded membership grew 9.5% since December 31, 2003 to 1,901,000 as of June 30, 2004, and now accounts for 39.0% of overall membership, an increase of 250 basis points over the prior year-end.

Total revenues for the six months ended June 30, 2004 were $2.89 billion compared to $2.67 billion for the six months ended June 30, 2003. Administrative service fees increased $22.7 million to $245.2 million. Insured premiums were $2.61 billion for the six months ended June 30, 2004, compared to $2.41 billion in the first half of last year. The overall medical loss ratio was 86.2% in the six months ended June 30, 2004, a 50 basis point increase compared to the six months ended June 30, 2003. Compared to the six months ended June 30, 2003, administrative expenses increased by $19.0 million to $448.2 million in the six months ended June 30, 2004.

Total revenues for the second quarter 2004 were $1.50 billion compared to $1.37 billion for the second quarter last year. Insured premiums were $1.36 billion compared to $1.25 billion in the second quarter last year. Administrative service fees increased $10.3 million to $123.9 million. The overall medical loss ratio was 87.0% in the second quarter 2004, a 120 basis point increase compared to the second quarter last year. Administrative expenses increased by $4.4 million to $223.7 million in the second quarter 2004 compared to the prior year second quarter.

Income tax expense in the second quarter of 2004 included a tax benefit arising from a settlement of a prior year tax audit with the IRS. As a result, earnings increased $5.7 million for the quarter, or $.07 per share.

Cash flow from operating activities was $166.4 million for the six months ended June 30, 2004. The Company experienced net negative prior period reserve development of $3.0 million for the second quarter 2004 for its prospectively rated business. Days claims payable was 52.6 in the second quarter 2004.

With respect to the New York City account, WellChoice is currently negotiating with the account for renewal rates for the period from July 1, 2004 through June 30, 2005. However, at this time there is no official timetable for awarding the full, five-year contract.

EARNINGS OUTLOOK

WellChoice is reconfirming its 2004 guidance for core commercial managed care membership growth in the range of 9 to 11% and total corporate membership growth in the range of 3 to 4%.

The Company is also increasing its earnings guidance for 2004 to $2.90 to $2.94 per diluted share, principally due to the income tax benefit reported in the second quarter, from a range of $2.81 to $2.85 based on 83.8 million weighted average shares outstanding. For the third quarter 2004, WellChoice expects earnings to be in the range of $0.69 to $0.73 per diluted share.

About WellChoice

WellChoice, Inc. is the parent company of the largest health insurer in the State of New York based on PPO and HMO membership. WellChoice, through its Empire Blue Cross Blue Shield subsidiaries, has the exclusive right to use the Blue Cross and Blue Shield names and marks in 10 downstate New York counties and one or both of these names and marks in selected counties in upstate New York. WellChoice offers a broad portfolio of products, including managed care and traditional indemnity products, and has a broad customer base including large group, middle-market and small group, individual, and national accounts. Additional information on WellChoice can be found at www.wellchoice.com.

Conference Call and Webcast

The Company will host a conference call and webcast today at 5:30 PM (EST) to review these results, as well as to discuss the outlook for the third quarter 2004. The conference call can be accessed domestically by dialing 1-800-784-3697. International participants dial 1-706-643-1656. Please ask for reference number 8339158, 10 minutes prior to the start of the call. An audio replay of the call will be available for seven days following the conference call. To access the replay, please dial 1-800-642-1687 and enter reference number 8339158. International callers can access the replay by dialing 1-706-645-9291 and enter reference number 8339158.

Investors, analysts and the general public are also invited to listen to the conference call over the Internet by visiting WellChoice’s web site at www.wellchoice.com. Financial, statistical and other information related to the conference call will also be available on the site.

Cautionary Statement

Some of the information contained in this press release is forward-looking, including statements relating to future financial or business results. Forward-looking information is based on management’s estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond the company’s control. Important risk factors could cause future results to differ materially from those estimated by management. Those risks and uncertainties include but are not limited to: our ability to accurately predict health care costs and to manage those costs through underwriting criteria, quality initiatives and medical management; product design and negotiation of favorable provider reimbursement rates; our ability to maintain or increase our premium rates; possible reductions in enrollment in our health insurance programs or changes in membership; the regional concentration of our business in the New York metropolitan area and the effects of economic downturns in that region or generally; future bio-terrorist activity or other potential public health epidemics; the impact of health care reform and other regulatory matters; the outcome of litigation; and the potential loss of our New York City account. For a more detailed discussion of these and other important factors that may materially affect WellChoice, please see the company’s filings with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in its Annual Report on Form 10-K for the year ended December 31, 2003, its Quarterly Report on Form 10-Q for the three months ended March 31, 2004, its Current Report on Form 8-K filed on May 28, 2004, and its Quarterly Report on Form 10-Q for the three months ended June 30, 2004 to be filed with the Commission.

EXHIBIT A

WellChoice, Inc.

Membership

	June 30,		March 31,	December 31,
(In thousands)	2004	2003	2004	2003
Products and services:
Commercial managed care:
Group PPO, HMO, EPO and other (1)(2)	2,479	2,275	2,459	2,301
New York City and New York State PPO	1,815	1,803	1,815	1,805

Total commercial managed care	4,294	4,078	4,274	4,106
Other insurance products and services:
Indemnity	373	492	370	428
Individual	213	227	217	220

Total other insurance products and services	586	719	587	648
Overall total	4,880	4,797	4,861	4,754

Customers:
Large group	2,945	2,921	2,936	2,931
Small group and middle market	455	419	448	444
Individuals	266	278	268	269
National accounts	1,214	1,179	1,209	1,110

Overall total	4,880	4,797	4,861	4,754

Funding type:
Commercial managed care:
Insured	2,644	2,618	2,640	2,620
Self-funded	1,650	1,460	1,634	1,486

Total commercial managed care	4,294	4,078	4,274	4,106

Other insurance products and services:
Insured	335	438	343	398
Self-funded	251	281	244	250

Total other insurance products and services	586	719	587	648
Overall total	4,880	4,797	4,861	4,754

(1)	Our HMO product includes Medicare+Choice. As of June 30, 2004, June 30, 2003, March 31, 2004 and December 31, 2003, we had approximately 54,000 members, 52,000 members, 52,000 members and 50,000 members, respectively, enrolled in Medicare+Choice.

(2)	“Other” principally consists of our members enrolled in dental only coverage and includes POS members.

EXHIBIT B

WellChoice Inc.

Consolidated Statements of Income

	Three Months Ended June 30,
($ in millions, except share and per share data)	2004	2003
Revenue:
Premiums earned	$1,363.7	$1,247.0
Administrative service fees	123.9	113.6
Investment income, net	16.5	12.8
Other income, net	—	1.1

Total revenue	1,504.1	1,374.5
Expenses:
Cost of benefits provided	1,186.2	1,069.8
Administrative expenses	223.7	219.3

Total expenses	1,409.9	1,289.1
Income before income taxes	94.2	85.4
Income tax expense	28.8	36.6

Net income	$65.4	$48.8

Basic and diluted earnings per common share	$0.78	$0.59
Shares used to compute basic earnings per common share, based on weighted average shares outstanding	83,493,145	83,490,478
Shares used to compute diluted earnings per common share based on weighted average shares outstanding	83,798,907	83,490,478
Additional data:
Medical loss ratio (1)	87.0%	85.8%
Administrative expense ratio (2)	15.0%	16.1%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.

(2)	Administrative expense ratio represents administrative expense as a percentage of premiums earned and administrative service fees. As presented, our administrative expense ratio does not take into account a significant portion of our activity generated by self-funded, or ASO, business, which, at June 30, 2004, represented approximately 39.0% of total membership. Therefore, in the following table, we provide the information needed to calculate the administrative expense ratio on a “premium equivalent” basis because that ratio measures administrative expenses relative to the entire volume of insured and self-funded business serviced by us and is commonly used in the health insurance industry to compare operating efficiency among companies. Administrative expense ratio on a premium equivalent basis is calculated by dividing administrative expenses by “premium equivalents” for the relevant periods. Premium equivalents is the sum of premium earned, administrative service fees and the amount of paid claims attributable to our self-funded business pursuant to which we provide a range of customer services, including claims administration, billing and membership services. Claims paid for our self-funded health business is not our revenue. The premium equivalents for the years indicated were as follows:

Premium Equivalents Table:

	Three Months Ended June 30,
	2004	2003
Revenue:
Premiums earned	$1,363.7	$1,247.0
Administrative service fees	123.9	113.6
Claims paid for our self-funded health business	888.7	738.9

Premium equivalents	$2,376.3	$2,099.5

EXHIBIT C

WellChoice Inc.

Consolidated Statements of Income

	Six Months Ended June 30,
($ in millions, except share and per share data)	2004	2003
Revenue:
Premiums earned	$2,609.2	$2,413.6
Administrative service fees	245.2	222.5
Investment income, net	34.1	29.2
Other income, net	0.2	1.3

Total revenue	2,888.7	2,666.6
Expenses:
Cost of benefits provided	2,249.1	2,069.0
Administrative expenses	448.2	429.2

Total expenses	2,697.3	2498.2
Income before income taxes	191.4	168.4
Income tax expense	66.7	71.9

Net income	$124.7	$96.5

Basic and diluted earnings per common share	$1.49	$1.16
Shares used to compute basic earnings per common share, based on weighted average shares outstanding	83,492,194	83,490,478
Shares used to compute diluted earnings per common share, based on weighted average shares outstanding	83,762,915	83,490,478
Additional data:
Medical loss ratio (1)	86.2%	85.7%
Administrative expense ratio (2)	15.7%	16.3%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.

(2)	Administrative expense ratio represents administrative expense as a percentage of premiums earned and administrative service fees. As presented, our administrative expense ratio does not take into account a significant portion of our activity generated by self-funded, or ASO, business, which, at June 30, 2004, represented approximately 39.0% of total membership. Therefore, in the following table, we provide the information needed to calculate the administrative expense ratio on a “premium equivalent” basis because that ratio measures administrative expenses relative to the entire volume of insured and self-funded business serviced by us and is commonly used in the health insurance industry to compare operating efficiency among companies. Administrative expense ratio on a premium equivalent basis is calculated by dividing administrative expenses by “premium equivalents” for the relevant periods. Premium equivalents is the sum of premium earned, administrative service fees and the amount of paid claims attributable to our self-funded business pursuant to which we provide a range of customer services, including claims administration, billing and membership services. Claims paid for our self-funded health business is not our revenue. The premium equivalents for the years indicated were as follows:

Premium Equivalents Table:

	Six Months Ended June 30,
	2004	2003
Revenue:
Premiums earned	$2,609.2	$2,413.6
Administrative service fees	245.2	222.5
Claims paid for our self-funded health business	1,712.4	1,377.9

Premium equivalents	$4,566.8	$4,014.0

EXHIBIT D

WellChoice, Inc.

Consolidated Balance Sheets

($ in millions, except share and per share data)	June 30, 2004	December 31, 2003
Assets
Investments:
Fixed maturities, at fair value (amortized cost: $1,217.7 and $1,036.7)	$1,196.2	$1,037.2
Marketable equity securities, at fair value (cost: $41.5 and $52.9)	45.5	60.4
Short-term investments	165.5	232.5
Other long-term equity investments	31.9	31.7

Total investments	1,439.1	1,361.8
Cash and cash equivalents	751.9	697.5

Total investments and cash and cash equivalents	2,191.0	2,059.3
Receivables:
Billed premiums, net	99.7	92.4
Accrued premiums	328.9	285.8
Other amounts due from customers, net	95.3	107.1
Miscellaneous, net	87.3	84.1

Total receivables	611.2	569.4
Property, equipment and information systems, net	107.7	113.5
Deferred taxes, net	194.1	216.5
Other	90.0	84.3

Total assets	$3,194.0	$3,043.0

Liabilities and stockholders’ equity
Liabilities:
Unpaid claims and claims adjustment expense	$685.9	$609.5
Unearned premium income	100.8	134.2
Accounts payable and accrued expenses	67.8	104.5
Group and other contract liabilities	267.2	226.0
Other	526.6	536.5

Total liabilities	1,648.3	1,610.7
Stockholders’ equity:
Common stock, $0.01 per share value, 225,000,000 shares Authorized; 2004-83,741,196, 2003-83,676,446 shares issued and Outstanding	0.8	0.8
Class B common stock, $0.01 per share value, one share authorized; one share issued and outstanding	—	—
Preferred stock, $0.01 per share value, 25,000,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital	1,263.9	1,262.2
Retained earnings	287.2	162.5
Unearned restricted stock compensation	(4.1)	(6.0)
Accumulated other comprehensive (loss) income	(2.1)	12.8

Total stockholders’ equity	1,545.7	1,432.3
Total liabilities and stockholders’ equity	$3,194.0	$3,043.0

EXHIBIT E

WellChoice, Inc.

Consolidated Statements of Cash Flows

	Six Months Ended June 30,
($ in millions)	2004	2003
Cash flows from operating activities:
Net income	$124.7	$96.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20.5	18.4
Deferred income tax expense	30.0	30.0
Other	(12.4)	(7.4)
Net change in assets and liabilities	3.6	(33.3)

Net cash provided by operating activities	166.4	104.2

Cash flows from investing activities:
Purchases of property, equipment and information systems	(17.5)	(10.5)
Proceeds from sale of property, equipment and information systems	—	0.4
Purchases of available for sale investments	(812.2)	(704.5)
Proceeds from sales and maturities of available for sale investments	719.8	957.2

Net cash (used in) provided by investing activities	(109.9)	242.6

Cash flows from financing activities:
Decrease in capital lease obligations	(2.1)	(1.5)

Net cash used in financing activities	(2.1)	(1.5)

Net change in cash and cash equivalents	54.4	345.3
Cash and cash equivalents at beginning of period	697.5	487.4

Cash and cash equivalents at end of period	$751.9	$832.7

Supplemental disclosure:
Income taxes paid	$38.5	$27.8

EXHIBIT F

WellChoice, Inc.

Segment Operating Results

	Three Months Ended June 30
($ in millions, except earnings per share)	2004	2003
Commercial Managed Care:
Total revenue	$1,281.0	$1,131.0
Income before income taxes	78.3	73.4
Medical loss ratio (1):
Commercial managed care total	87.8%	86.2%
Commercial managed care, excluding New York City and New York State PPO (2)	84.2%	82.1%
Administrative expense ratio	12.6%	13.7%
Other Insurance Products and Services:
Total revenue	$223.1	$243.5
Income before income taxes	15.9	12.0
Medical loss ratio (1)	81.6%	83.5%
Administrative expense ratio (3)	29.3%	27.3%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.

(2)	We present commercial managed care medical loss ratio, excluding New York City and New York State PPO, because these accounts differ from our standard PPO product in that they are hospital-only accounts which have lower premiums relative to claim expense than accounts with full medical and hospital coverage. The lower premiums and the size of these accounts distort our performance when the total medical loss ratio is presented.

(3)	Administrative expense ratio represents administrative expenses as a percentage of premiums earned and administrative service fees.

EXHIBIT G

WellChoice, Inc.

Segment Operating Results

	Six Months Ended June 30
($ in millions, except earnings per share)	2004	2003
Commercial Managed Care:
Total revenue	$2,440.1	$2,173.2
Income before income taxes	165.4	152.0
Medical loss ratio (1):
Commercial managed care total	86.7%	85.8%
Commercial managed care, excluding New York City and New York State PPO (2)	82.9%	82.0%
Administrative expense ratio	13.3%	13.8%
Other Insurance Products and Services:
Total revenue	$448.6	$493.4
Income before income taxes	26.0	16.4
Medical loss ratio (1)	83.2%	85.2%
Administrative expense ratio (3)	28.9%	27.2%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.

(2)	We present commercial managed care medical loss ratio, excluding New York City and New York State PPO, because these accounts differ from our standard PPO product in that they are hospital-only accounts which have lower premiums relative to claim expense than accounts with full medical and hospital coverage. The lower premiums and the size of these accounts distort our performance when the total medical loss ratio is presented.

(3)	Administrative expense ratio represents administrative expenses as a percentage of premiums earned and administrative service fees.